Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Scott Eckstein 212.477.8438 / 212.477.8261 lberman@igbir.com / seckstein@igbir.com

Compass Diversified Holdings Reports
Fourth Quarter and Full Year 2017 Financial Results

Completes Two Accretive Platform Acquisitions and Four Add-on Acquisitions
During 2017 and Subsequent to Year End

Westport, Conn., February 28, 2018 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and twelve months ended December 31, 2017.

Fourth Quarter 2017 Highlights

•
Generated Cash Provided by Operating Activities of $22.5 million for the fourth quarter of 2017 and $81.8 million for the full year 2017, and Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $25.6 million for the fourth quarter of 2017 and $92.2 million for the full year 2017;

•	Reported net income of $49.1 million for the fourth quarter of 2017 and $33.6 million for the full year 2017;

•
Paid a fourth quarter 2017 cash distribution of $0.36 per share on CODI’s common shares in January 2018, bringing cumulative distributions paid to $16.0752 per common share since CODI’s IPO in May of 2006;

•	Paid a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares in January 2018;

•	Subsequent to year end, announced the upcoming retirement of Alan B. Offenberg and naming of Elias J. Sabo as CODI’s Chief Executive Officer, effective May 3, 2018;

•	Completed the accretive platform acquisition of Foam Fabricators, Inc. (“Foam Fabricators”) subsequent to year-end; and

•	Consummated the add-on acquisition of Rimports Inc. (“Rimports”) subsequent to year end by CODI’s subsidiary Sterno Products, LLC (“Sterno Products”).

“During 2017 we continued to successfully execute our proven investment strategy, generate strong cash flow and provide sizable distributions to our shareholders,” said Alan Offenberg, CEO of Compass Diversified Holdings. “We consummated the accretive platform acquisition of Crosman Corporation, expanding our branded consumer businesses, while continuing to reinvest in our subsidiaries by completing three attractive add-on acquisitions. Complementing this success, we monetized our remaining interest in Fox Factory Holding Corp., which increased CODI’s realized gains to over $770 million.”

Elias Sabo, CODI's CEO-elect, stated, “We commenced 2018 by completing the platform acquisition of Foam Fabricators, a leading designer and manufacturer of custom molded protective foam solutions that has a strong management team, a diversified customer base, strong free cash flow, and attractive growth prospects. This accretive platform acquisition, combined with our add-on acquisition of Rimports for Sterno Products, strengthens our family of niche leading businesses and positions CODI to continue growing cash flow to a level that meaningfully covers our distribution. Going forward, we will continue to use our considerable financial strength for compelling platform acquisitions as well as add-on acquisitions to accelerate the growth of our subsidiaries.”

Operating Results
For the quarter ended December 31, 2017, CODI generated Cash Provided by Operating Activities of $22.5 million, as compared to Cash Provided by Operating Activities of $50.8 million for the quarter ended December 31, 2016. CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $25.6 million for the quarter ended December 31, 2017, as compared to $24.6 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for the quarters ended December 31, 2017 and December 31, 2016 were 59.9 million and 55.5 million, respectively.

For the year ended December 31, 2017, CODI generated Cash Provided by Operating Activities of $81.8 million, as compared to Cash Provided by Operating Activities of $111.4 million for the year ended December 31, 2016. CODI reported Cash Flow of $92.2 million for the year ended December 31, 2017, as compared to $76.4 million for the prior year. CODI’s weighted average number of shares outstanding for the twelve month period ended December 31, 2017 was approximately 59.9 million, as compared to approximately 54.6 million for the twelve month period ended December 31, 2016.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled over $770 million since going public in 2006.

Net income for the quarter ended December 31, 2017 was $49.1 million, as compared to net income of $2.0 million for the quarter ended December 31, 2016. During the fourth quarter of 2017, CODI recorded an income tax benefit of $38.7 million primarily related to the enactment of the Tax Cuts and Jobs Act in December 2017 which lowered the U.S. federal corporate income tax rate from 35% to 21%. During the fourth quarter of 2016, CODI realized a net gain of $15.8 million related to its equity investment in its former subsidiary Fox Factory Holding Corp. (“FOX”). During the first quarter of 2017, the Company sold its remaining shares in FOX in a secondary public offering.

For the year ended December 31, 2017, CODI reported net income of $33.6 million. This compared to net income of $56.5 million for the year ended December 31, 2016, primarily as a result of a $74.5 million gain on CODI’s investment in FOX.

Liquidity and Capital Resources
As of December 31, 2017, CODI had approximately $39.9 million in cash and cash equivalents, $560 million outstanding on its term loan facility and $42 million in outstanding borrowings under its revolving credit facility. The Company has no significant debt maturities until 2019 and had net borrowing availability of $507.4 million at December 31, 2017 under its revolving credit facility.

Fourth Quarter 2017 Distributions
On January 4, 2018, CODI’s Board of Directors (the “Board”) declared a fourth quarter distribution of $0.36 per share on the Company’s common shares (the “Common Shares”). The cash distribution was paid on January 25, 2018 to all holders of record of Common Shares as of January 18, 2018. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $16.0752 per common share.

The Board also declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Preferred Shares”). The distribution on the Preferred Shares covered the period from and including October 30, 2017, up to, but excluding, January 30, 2018. The distribution for such period was paid on January 30, 2018 to all holders of record of Preferred Shares as of January 15, 2018.

Conference Call
Management will host a conference call on Thursday, March 1, 2018 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 3687727. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through March 8, 2018. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 3687727.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow from Operating Activities on the attached schedules. We consider Net Income and Cash Flow from Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Crosman);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OEM components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2017 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
(in thousands)
Assets
Current assets
Cash and cash equivalents	$39,885	$39,772
Accounts receivable, net	215,108	181,191
Inventories	246,928	212,984
Prepaid expenses and other current assets	24,897	18,872
Total current assets	526,818	452,819
Property, plant and equipment, net	173,081	142,370
Investment in FOX	—	141,767
Goodwill and intangible assets, net	1,112,206	1,030,848
Other non-current assets	8,198	9,351
Total assets	$1,820,303	$1,777,155

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$191,411	$152,553
Due to related party	7,796	20,848
Current portion, long-term debt	5,685	5,685
Other current liabilities	7,301	23,435
Total current liabilities	212,193	202,521
Deferred income taxes	81,049	110,838
Long-term debt	584,347	551,652
Other non-current liabilities	16,715	17,600
Total liabilities	894,304	882,611
Stockholders' equity
Total stockholders' equity attributable to Holdings	873,208	856,405
Noncontrolling interests	52,791	38,139
Total stockholders' equity	925,999	894,544
Total liabilities and stockholders’ equity	$1,820,303	$1,777,155

Compass Diversified Holdings Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
(in thousands, except per share data)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$348,399	$318,561	$1,269,729	$978,309
Cost of sales	222,468	215,195	822,020	651,739
Gross profit	125,931	103,366	447,709	326,570
Operating expenses:
Selling, general and administrative expense	79,382	77,128	318,484	217,830
Management fees	8,385	8,012	32,693	29,406
Amortization expense	12,747	11,103	52,003	35,069
Impairment expense/ Loss on disposal of assets	8,461	17,990	17,325	25,204
Operating income (loss)	16,956	(10,867)	27,204	19,061
Other income (expense):
Interest expense, net	(5,124)	(1,447)	(27,623)	(24,651)
Gain (loss) on investment	—	15,810	(5,620)	74,490
Amortization of debt issuance costs	(1,062)	(936)	(4,002)	(2,763)
Other income (expense), net	(316)	(1,067)	2,634	(2,919)
Income (loss) from continuing operations before income taxes	10,454	1,493	(7,407)	63,218
Provision (benefit) for income taxes	(38,677)	(309)	(40,679)	9,469
Net income from continuing operations	49,131	1,802	33,272	53,749
Income from discontinued operations, net of income tax	—	—	—	473
Gain on sale of discontinued operations, net of tax	—	174	340	2,308
Net income	49,131	1,976	33,612	56,530
Less: Income from continuing operations attributable to noncontrolling interest	3,129	212	5,621	1,961
Less: Loss from discontinued operations attributable to noncontrolling interest	—	—	—	(116)
Net income attributable to Holdings	$46,002	$1,764	$27,991	$54,685

Basic and fully diluted income (loss) per share
Continuing operations	$0.53	$(0.14)	$(0.45)	$0.46
Discontinued operations	—	—	0.01	0.05
	$0.53	$(0.14)	$(0.44)	$0.51

Basic and fully diluted weighted average number of shares outstanding	59,900	55,457	59,900	54,591

Cash distributions declared per share	$0.36	$0.36	$1.44	$1.44

Compass Diversified Holdings Summarized Statement of Cash Flows

	Year Ended
(in thousands)	December 31, 2017	December 31, 2016
Net cash provided by operating activities	$81,771	$111,372
Net cash used in investing activities	(77,278)	(363,021)
Net cash (used in) provided by financing activities	(2,588)	208,726
Effect of foreign currency on cash	(1,792)	(3,174)
Net increase (decrease) in cash and cash equivalents	113	(46,097)
Cash and cash equivalents — beginning of period	39,772	85,869
Cash and cash equivalents — end of period	$39,885	$39,772

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended		Year Ended
(in thousands)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income	$49,131	$1,976	$33,612	$56,530
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,392	33,433	110,051	87,405
Impairment expense/ loss on disposal of assets	8,461	17,990	17,325	25,204
Gain on sale of businesses, net	—	(173)	(340)	(2,308)
Amortization of debt issuance costs and original issue discount	1,286	1,202	5,007	3,565
Unrealized loss on derivatives	(1,826)	(6,783)	(648)	1,539
(Gain) loss on investment in FOX	—	(15,810)	5,620	(74,490)
Noncontrolling stockholder charges	2,075	1,370	7,027	4,382
Excess tax benefit on stock compensation	—	(797)	(417)	(1,163)
Provision for loss on receivables	(346)	551	3,964	407
Other	(101)	934	393	1,486
Deferred taxes	(41,492)	(5,390)	(59,429)	(9,669)
Changes in operating assets and liabilities	(16,045)	22,275	(40,394)	18,484
Net cash provided by operating activities	22,535	50,778	81,771	111,372
Plus:
Unused fee on revolving credit facility	713	591	2,856	1,947
Successful acquisition costs	214	—	2,050	3,888
Integration services fee (1)	375	875	3,083	1,667
Realized loss from foreign currency effect (2)	268	1,069	—	—
Excess tax benefit on stock compensation	—	797	417	1,163
Earnout provision adjustment	—	394	—	394
Changes in operating assets and liabilities	16,045	—	40,394	—
Other	394	177	—	421
Less:
Maintenance capital expenditures (3)	6,855	6,619	20,270	20,363
Payment on swap	914	1,189	3,964	4,303
Changes in operating assets and liabilities	—	22,275	—	18,484
Realized gain from foreign currency effect (2)	—	—	3,315	1,327
Preferred share distribution	2,457	—	2,457	—
Earnout provision adjustment	4,736	—	4,736	—
Other (4)	—	—	3,586	—
Estimated cash flow available for distribution and reinvestment	$25,582	$24,598	$92,243	$76,375
Distribution paid in April 2017/2016	$—	$—	$21,564	$19,548
Distribution paid in July 2017/ 2016	—	—	21,564	19,548
Distribution paid in October 2017/ 2016	—	—	21,564	19,548
Distribution paid in January 2018/ 2017	21,564	21,564	21,564	21,564
	$21,564	$21,564	$86,256	$80,208

(1)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(2)	Reflects the foreign currency transaction gain/ loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(3)
Excludes growth capital expenditures of approximately $6.8 million and $2.1 million, for the three months ended December 31, 2017 and 2016, respectively, and $24.3 million and $3.4 million for the year ended December 31, 2017 and 2016, respectively.

(4)	Includes amounts for the establishment of accounts receivable reserves related to two retail customers who filed bankruptcy during the first and third quarter of 2017.